MANAGEMENT AGREEMENT

                THIS MANAGEMENT AGREEMENT is made as of May 20, 2013, by and between OWENS REALTY MORTGAGE, INC., a Maryland corporation (the “Company”), and OWENS FINANCIAL GROUP, INC., a California corporation (the “Manager”).

WHEREAS, the Company is a corporation that intends to elect and to qualify to be taxed as a REIT for federal income tax purposes; and

WHEREAS, the Company desires to retain the Manager to provide investment and other management services to the Company and the Subsidiaries (as defined below) on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

                NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.                      Definitions. The following terms shall have the following meanings assigned to them:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(b) “Agreement” means this Management Agreement, as amended from time to time.

(c) “Bankruptcy” means, with respect to any Person: (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition; (ii) the making by such Person of any assignment for the benefit of its creditors; (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period; or (iv) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Charter” means the charter of the Company, as amended, as accepted for record by the SDAT of Maryland.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(h) “Company” has the meaning set forth in the first paragraph of this Agreement.

(i) “Company Account” has the meaning set forth in Section 5 of this Agreement.

(j) “Company Indemnified Party” has the meaning set forth in Section 11(b) of this Agreement.

(k) “Charter Amendment” means an amendment to the Compensation Provision that modifies the compensation to which the Manager is entitled, which amendment the Manager has not previously consented to in writing.

(l) “Compensation Provision” means Article IX of the Charter, as amended, or any successor provision thereto.

(m) “Controlling Person” means any Person, whatever their title, who performs functions for the Manager similar to those of: (i) chairman or member of the board of directors; (ii) executive or senior management, such as the president, vice-president, or chief financial officer; or (iii) those holding 5% or more equity interest in the Manager or a Person having the power to direct or cause the direction of the Manager, whether through the ownership of voting securities, by contract, or otherwise.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Governing Documents” means, with regard to any entity, the articles or certificate of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles or certificate of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(p) “Indemnitee” has the meaning set forth in Section 11(b) of this Agreement.

(q) “Indemnitor” has the meaning set forth in Section 11(c) of this Agreement.

(r) “Independent Directors” means the members of the Board of Directors who are not officers, employees or directors of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Documents and policies and, if applicable, the rules of any national securities exchange on which the Common Stock is listed.

(s) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(t) “Investment Policies” means the investment and operating policies and other restrictions set forth in Article VIII of the Charter, or any successor provision thereof, as amended.

(u) “Investments” means the investments of the Company and the Subsidiaries, including Mortgage Loans.

(v) “Manager” has the meaning set forth in the first paragraph of this Agreement.

(w) “Manager Account” has the meaning set forth in Section 5 of this Agreement.

(x) “Manager Indemnified Party” has the meaning set forth in Section 11(a) of this Agreement.

(y) “Monitoring Services” has the meaning set forth in Section 2(b) of this Agreement.

(z) “Mortgage Loans” means investments of the Company that are notes, debentures, bonds and other evidence of indebtedness or obligations that are negotiable or non-negotiable, which are secured or collateralized by mortgages or deeds of trust.

(aa) “NYSE MKT” means the NYSE MKT LLC.

(bb) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(cc) “Portfolio Management Services” has the meaning set forth in Section 2(b) of this Agreement.

(dd) “REIT” means a “real estate investment trust” as defined under the Code.

(ee) “SDAT” means the State Department of Assessments and Taxation of Maryland.

(ff) “Securities Act” means the Securities Act of 1933, as amended.

(gg) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company.

(hh) “Termination Notice” has the meaning set forth in Section 8(b) of this Agreement.

Section 2.                      Appointment and Duties of the Manager.

(a) The Company, for itself and the Subsidiaries, hereby appoints the Manager to manage the assets of the Company and the Subsidiaries subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein.  The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the Company’s Governing Documents and the supervision of the Board of Directors and will have only such functions and authority as the Company may delegate to it, including the functions and authority identified herein and delegated to the Manager hereby.  Subject to the obligations and restrictions set forth in Section 7 hereof, the Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:

(i) serving as the Company’s and the Subsidiaries’ consultant with respect to the formulation of investment criteria, interest rate risk management and the Board of Directors’ preparation of policy guidelines;

(ii) investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of Investments consistent with the Investment Policies;

(iii) with respect to prospective purchases, sales or exchanges of Investments, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(iv) negotiating and entering into, on behalf of the Company and the Subsidiaries, repurchase agreements, credit finance agreements, securitizations, agreements relating to borrowings under programs established by the U.S. government, commercial papers, interest rate swap agreements and other hedging instruments, custodial agreements, warehouse facilities and all other agreements and engagements required for the Company and the Subsidiaries to conduct their business;

(v) advising, negotiating, managing and overseeing the origination, extension, modification, re-financing, evaluation, selection, acquisition, processing, brokerage and servicing of Mortgage Loans;

(vi) foreclosing upon real property and other collateral on behalf of the Company or any Subsidiary and advising, developing, managing and either holding for investment on behalf of the Company or any Subsidiary, or disposing of real property or other collateral acquired by the Company or any Subsidiary through foreclosure of any secured assets, either directly or through general partnerships, joint ventures or otherwise;

(vii) coordinating and managing operations of any joint venture or co-investment interests held by the Company and the Subsidiaries and conducting all matters with the joint venture or co-investment partners;

(viii) providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

(ix) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer and technological services to perform such administrative functions;

(x) communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xi) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xii) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities (consistent with such strategies as so modified from time to time) on behalf of the Company and the Subsidiaries, consistent with the Company’s qualification as a REIT and with the Investment Policies;

(xiii) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations promulgated thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xiv) counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(xv) assisting the Company and the Subsidiaries in developing criteria for asset purchase commitments that are specifically tailored to the Investment Policies and making available to the Company and the Subsidiaries its knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets;

(xvi) furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding activities and services performed for the Company and the Subsidiaries by the Manager;

(xvii) monitoring the operating performance of Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xviii) investing and reinvesting any moneys and securities of the Company and the Subsidiaries (including investing in short-term Investments pending investment in other Investments, payment of fees, costs and expenses, or payments of dividends or other distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

(xix) purchasing and maintaining, on behalf of the Company, liability and other insurance coverage for the Company;

(xx) causing the Company and the Subsidiaries to retain qualified accountants, auditors and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly and other compliance reviews with respect thereto;

(xxi) assisting the Company and the Subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxii) maintaining records for and accounts of the Company’s operations and expenditures;

(xxiii) assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the NYSE MKT or other national securities exchange upon which the Company’s securities are listed or admitted to trading;

(xxiv) assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders and partners for required information to the extent required by the provisions of the Code applicable to REITs;

(xxv) placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for the Company and the Subsidiaries, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxvi) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxvii) using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set forth herein and by the Board of Directors from time to time;

(xxviii)  representing and making recommendations to the Company and the Subsidiaries in connection with the purchase and financing of, and commitment to purchase and finance, Mortgage Loans (including on a portfolio basis), real estate, real estate-related securities and loans, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

(xxix) advising the Company and the Subsidiaries with respect to obtaining appropriate repurchase agreements, warehouse facilities or other secured and unsecured forms of borrowing for their assets;

(xxx)  advising the Company on preparing, negotiating and entering into applications and agreements relating to programs established by the U.S. government and other government-type or related entities;

(xxxi) advising the Company and the Subsidiaries with respect to, and structuring long-term financing vehicles for, their portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxxii) performing such other services as may be required from time to time for management of and other activities relating to the Investments, assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxxiii)  using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Investments.  Such services will include consulting with the Company and the Subsidiaries on the purchase and sale of, and other investment opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management.  Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any loan servicing activities provided by third parties.  Such Monitoring Services will include negotiating servicing agreements; acting as a liaison between the servicers of the assets and the Company and the Subsidiaries; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(c) For the term of and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance agreements and arrangements and securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(d) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries to provide property management, asset management, leasing, development and/or other services to the Company and the Subsidiaries (including Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided that: (i) any such agreements entered into with Affiliates of the Manager shall (A) be on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (B) fall within the provisions of the Investment Policies; (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services; and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.

(e) In addition, to the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries; and (ii) shall be approved by the Independent Directors of the Company.

(f) The Manager may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(g) The Manager may effect transactions by or through the agency of another person with it or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services; and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company and the Subsidiaries or the Manager or its Affiliates in providing services to the Company and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(h) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, reports and other information as may be reasonably requested by the Company with respect to any Investment.

(i) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Documents or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(j) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Policies and other policies approved by the Board of Directors.

(k) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 9 in excess of that contained in any applicable Company Account or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder.

(l) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other service providers) hired by the Manager at the Company’s and the Subsidiaries’ sole cost and expense.

Section 3.                      Devotion of Time; Additional Activities.

(a) The Manager and its Affiliates will provide the Company and the Subsidiaries with a management team and other support personnel, to provide the management services to be provided by the Manager to the Company and the Subsidiaries hereunder, the members of which team shall devote such portion of their time to the management of the Company and the Subsidiaries as the Manager, in good faith, deems reasonably necessary to enable the Company and the Subsidiaries to operate their business.

(b) Nothing in this Agreement shall: (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company; or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting.

(c) Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Documents. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

Section 4.                      Agency.  The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Investments, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or properties of the Company and the Subsidiaries.

Section 5.                      Bank Accounts.  At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve.  The Manager may establish and maintain one or more bank accounts in its own name (any such account, a “Manager Account”) and may collect and deposit funds from borrowers or other related parties into any such Manager Account or Manager Accounts and subsequently transfer funds from such Manager Account or Manager Accounts to a Company Account or Company Accounts. The Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6.                      Records; Confidentiality.  The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties, except: (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors of the Company; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to Company investors; or (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7.                      Obligations of Manager; Restrictions.

(a) The Manager shall be subject to, and shall at all times act in accordance with, the Investment Policies.

(b) The Manager shall require each seller or transferor of investment assets to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection and realization of the Investments.

(c) The Manager shall refrain from any action that, in its sole judgment: (i) would adversely and materially affect the status of the Company as a REIT under the Code; (ii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act; or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Documents. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Documents. Notwithstanding the foregoing, the Manager, its officers, stockholders, members, managers, personnel, directors, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners, for any act or omission by any such Person except as provided in Section 11 of this Agreement.

(d) The Board of Directors shall periodically review the Company’s portfolio of Investments but will not review each proposed investment, except as otherwise provided herein. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Investment Policies, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

(e) Neither the Company nor the Subsidiaries shall invest in any security structured or issued by an entity managed by the Manager or any Affiliate thereof, or purchase or sell any Asset from or to any entity managed by the Manager or its Affiliates, unless: (i) the transaction is made in accordance with the Investment Policies; and (ii) the transaction is made in accordance with applicable laws.

(f) The Manager shall use its best efforts to at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

Section 8.                      Compensation.

(a) In consideration of the services rendered by the Manager to the Company and the Subsidiaries under this Agreement, the Manager shall be entitled to receive the fees and compensation set forth in the Compensation Provision. Notwithstanding the foregoing, the Manager and the Company may amend this Section 8(a), in accordance with the provisions of Section 27 of this Agreement and the Compensation Provision, to adjust the compensation to which the Manager shall be entitled.  In the event of such an amendment, the Manager shall be entitled to receive the fees and compensation as set forth therein, notwithstanding the Compensation Provision.

(b) Notwithstanding Section 8(a) of this Agreement, within 10 days of a Charter Amendment being accepted for record by the SDAT, the Company shall provide written notice to the Manager of such Charter Amendment.  Upon receipt of such notice, the Manager shall have 30 days to provide: (i) its written consent to such Charter Amendment, in which case the Manager shall have waived any right to terminate this Agreement in connection with such Charter Amendment and this Agreement shall continue in full force and effect, or (ii) written notice of its intent to terminate this Agreement (a “Termination Notice”), in which case this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 30 days following the receipt by the Company of such Termination Notice and (B) the effective date of termination set forth in such Termination Notice.  If, within 30 days of receiving written notice from the Company of a Charter Amendment, the Manager fails to provide its written consent to such Charter Amendment or a Termination Notice, the Manager shall be deemed to have consented to such Charter Amendment and to have waived any right to terminate this Agreement in connection with such Charter Amendment, and this Agreement shall continue in full force and effect.

(c) Notwithstanding the provisions of Section 8(a) and (b) of this Agreement, the Manager from time to time may voluntarily accept compensation that is less than the maximum compensation to which the Manager is entitled, so long as no such change in compensation to the Manager will result in a significant adverse impact on the stockholders of the Company.

Section 9.                      Expenses of the Company.  All of the expenses of the Company and the Subsidiaries shall be billed directly, to the extent practicable, to and paid by the Company.  Reimbursement to the Manager, or its Affiliates, for any expenses paid by the Manager, or its Affiliates, including, without limitation, legal and accounting expenses, filing fees, printing costs, goods, services and materials used by or for the Company or the Subsidiaries will be paid by the Company immediately following the expenditure.  Except as indicated in this Section 9, the Manager or any Affiliate shall not be reimbursed by the Company for services for which the Manager is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be: (i) rent and depreciation, utilities, capital equipment and other administrative items; and (ii) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any Controlling Person of the Manager or its Affiliates.  The Company, however, may reimburse the Manager and its Affiliates for salaries (and related salary expenses, but excluding expenses incurred in connection with the administration of the Company) for nonmanagement and nonsupervisory services which could be performed directly for the Company by independent parties, such as legal, accounting, transfer agent, data processing and duplicating. There shall be no reimbursement for management and supervisory personnel (e.g., services of employees of the Manager or its Affiliates who oversee the work which would have been performed by an independent party if such party had been so engaged). The amounts charged to the Company shall not exceed the lesser of: (a) the actual cost of such services; or (b) the amounts which the Company would be required to pay to independent parties for comparable services. Reimbursement may also be made for the allocable cost charged by independent parties for maintenance and repair of data processing and other special purpose equipment used for or by the Company.

Section 10.                      Calculations of Expenses.  The Manager shall maintain a statement documenting the expenses of the Company and the Subsidiaries and the expenses incurred by the Manager on behalf of the Company and the Subsidiaries, and shall deliver such statement to the Company upon request.  Expenses incurred by the Manager on behalf of the Company and the Subsidiaries that are reimbursable under Section 9 of this Agreement shall be reimbursed by the Company to the Manager promptly following the date of delivery of such statement or otherwise in the ordinary course; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries.

Section 11.                      Limits of Manager Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(c) of this Agreement. The Manager, its officers, stockholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Manager and any of such Person’s officers, stockholders, members, managers, directors, employees, consultants and personnel, and any Person providing sub-advisory services to the Manager (each a “Manager Indemnified Party”) will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), made, committed or taken pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the fullest extent permitted by law, reimburse, indemnify and hold each Manager Indemnified Party harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b) The Manager shall, to the fullest extent permitted by law, reimburse, indemnify and hold the Company (and each Subsidiary), its stockholders, directors and officers and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.

(c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim that is brought against an Indemnitee by a third party; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will: (i) have the right to approve the counsel selected by the Indemnitor (which approval will not be unreasonably withheld, delayed or conditioned); (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request; and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

Section 12.                      No Joint Venture.  Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

Section 13.                      Term.  This Agreement shall be in effect for the duration of the existence of the Company, as set forth in the Charter, unless earlier terminated by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, by the Manager in accordance with Section 8(b) of this Agreement, automatically in accordance with Section 14(a) of this Agreement or by the Company or the Manager in accordance with Section 15 of this Agreement.

Section 14.                      Assignment.

(a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of the Board of Directors and the holders of a majority of the outstanding shares of Common Stock entitled to vote on the matter. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement and the consent of the Manager shall not be required.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(d), 2(e) and 2(f) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

Section 15.                      Termination for Cause.

(a) The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Manager if: (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 90 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice); (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary; (iii) there is an event of gross negligence, willful misconduct or intentional breach of the terms of this Agreement on the part of the Manager in the performance of its duties under this Agreement; (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition; (v) there is a dissolution of the Manager; or (vi) the Manager is convicted of (including a plea of nolo contendere) a felony.

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

(c) The Manager may terminate this Agreement in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 16.                      Action Upon Termination.  From and after the effective date of termination of this Agreement, pursuant to Section 8(b), 13, 14(a) or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination. Upon such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(c) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

Section 17.                      Release of Money or Other Property Upon Written Request.  The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records and accounts shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders, members or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and the other Manager Indemnified Parties against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager or any such other Manager Indemnified Party to indemnification under Section 11 of this Agreement.

Section 18.                      Notices.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of: (i) personal delivery; (ii) delivery by reputable overnight courier; (iii) delivery by facsimile transmission with telephonic confirmation; or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company, including any Subsidiary:

        Owens Realty Mortgage, Inc.

        2221 Olympic Boulevard

        Walnut Creek, California 94595

        Facsimile: (925) 935-1486

        Attention: Chairman of the Board of Directors

(b)	If to the Manager:

        Owens Financial Group, Inc.

        2221 Olympic Boulevard

        Walnut Creek, California 94595

        Facsimile: (925) 935-1486

        Attention: William C. Owens

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

Section 19.                      Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 20.                      Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 21.                      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 22.                      No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 23.                      Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 24.                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 25.                      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 26.                      Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

Section 27.                      Amendment.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by all of the parties and which agreement has been approved by a majority of the Independent Directors.  Notwithstanding the foregoing, Sections 7(a), 7(e), 8, 13 and 14 of this Agreement and this Section 27 may only be amended with the approval of holders of a majority of the outstanding shares of Common Stock entitled to vote on the matter; provided, that the Manager and the Company, without any action by the stockholders of the Company, may amend Section 8 of this Agreement or enter into one or more other agreements together to adjust the Manager’s compensation, so long as such adjustment will not have a significant adverse impact on the stockholders of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OWENS REALTY MORTGAGE, INC.

By: /s/ William C. Owens

Name: William C. Owens

Title: Chief Executive Officer

OWENS FINANCIAL GROUP, INC.

By: /s/ Bryan H. Draper

Name: Bryan H. Draper

Title: Chief Financial Officer

[Signature Page to Management Agreement]